Exhibit 10.38

AAMES FINANCIAL CORPORATION
EXECUTIVE SEVERANCE PLAN
Amended and Restated as of September 18, 2003

        Aames Financial Corporation (the “Company”) has adopted the Aames Financial Corporation Executive Severance Plan (the “Plan”) which describes the severance compensation and benefits, if any, which the Company will pay upon the termination of employment of certain highly-compensated, key employees.

I. PURPOSE

        1.1. General Purpose. This Plan is intended to provide severance benefits to certain highly compensated, key employees of the Company who are terminated by the Company without Cause, or who resign voluntarily for Good Reason, as defined herein. This Plan amends and supersedes all prior severance plans applicable to Employees, as defined herein, including the Aames Financial Corporation Executive Severance Plan adopted March 18, 1999.

        1.2. Coverage Under ERISA. This Plan is an “employee welfare benefit plan” providing severance benefits, as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Benefits under the Plan are not vested and shall not be due or payable unless the employee meets all the requirements for eligibility set forth in Article III.

II. DEFINITIONS

        2.1. Defined Terms. Whenever used in this Plan, unless the context clearly indicates otherwise, the following words shall have the following meanings:

“Administrator” means the Plan Administrator appointed by the Company pursuant to Section 5.1.

“Board” means the Board of Directors of the Company or any administrative committee appointed by the Board.

     “Cause” exists when a Participant shall have (i) been determined by a court of law to have committed any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, embezzlement, or any other crime involving moral turpitude, or if the Participant shall have been arrested or indicted for violation of any criminal statute constituting a felony, provided the Company reasonably determines that the continuation of the Participant’s employment after such event would have an adverse impact on the operation or reputation of the Company or its affiliates; (ii) committed one or more acts of gross negligence or willful misconduct, either within or outside the scope of his employment that, in the good faith opinion of the Board, materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business, or would, if known, subject the Company to public ridicule; (iii) refused or failed to a material degree to perform his/her duties; (iv) violated any material written Company policy provided to the Participant during or prior to the term of employment; or (v) Participant’s failure to meet applicable minimum production goals, or performance objectives or goals, if any.

     “Change in Control” means the merger, acquisition, reorganization or other business combination in which the Company shall not be the surviving entity, or a dissolution or liquidation of the Company, or a sale of all or substantially all of the Company’s assets.

"Company" means Aames Financial Corporation., together with each of its wholly-owned subsidiaries whose Boards of Directors have approved participation in this Plan.

     “Corporate Management Committee” means certain member of executive management of the Company appointed by the Chief Executive Officer and approved by the Board. A list of members of the Corporate Management Committee who are Participants shall be identified on Appendix A.

“Employee” means any employee who is a member of senior or executive management of the Company other than the President and Chief Executive Officer.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations issued thereunder.

     “Good Reason” means the occurrence, on or within one hundred eighty (180) days after the date of a Change in Control, of: (i) a reduction by the Company in the Participant’s annual base salary or any material adverse change in the terms or conditions of Participant’s aggregate annual bonus and/or quarterly bonus plan(s), if any, from that in effect immediately prior to the Change in Control, if any, which change is not pursuant to a program applicable to all comparably situated executives of the Company; or (ii) the relocation of the Participant’s principal place of employment to a location outside of Orange County or Los Angeles County, California (which location is more than fifty (50) miles from the Participant’s principal residence).

     “Participant” means any Employee who has been designated by the Board as being eligible for benefits under this Plan and who has agreed in writing to be bound by the terms and conditions of this Plan. A list of Participants shall be contained in Appendix A.

“Plan Year” means the fiscal year of the Plan and is the twelve (12) month period ending December 31, of each year.

“Salary” means a Participant’s regular annual base salary from the Employer as in effect on his date of termination, exclusive of bonus and all other forms of incentive or supplemental compensation.

III. PARTICIPATION

        3.1. Eligibility for Benefits. A Participant is eligible for benefits under this Plan if the Company terminates his employment without Cause, or the Participant terminates his employment voluntarily for Good Reason within sixty (60) days after he knew or should have known of such Good Reason, and no provision of Section 3.2 results in loss of eligibility.

        3.2 Loss of Eligibility. A Participant will not be eligible for benefits under this Plan if:

(a) he voluntarily resigns his employment, without Good Reason, except pursuant to the terms of a Company-initiated layoff program which affirmatively solicits such Participant’s resignation;

(b) he ceases to be an Employee as a result of disability, normal retirement or death;

(c) he ceases to be an Employee as a result of discharge for Cause;

(d) upon a Change in Control, he is offered and refuses comparable employment without Good Reason;

     (e)  if the Company acquires knowledge of facts after the date of termination of Participant’s employment which, if known prior to termination, would have resulted in the discharge of Participant’s employment for Cause. In such case, Participant shall return upon written demand all benefits received pursuant to this Plan; or

     (f) Participant violates the material terms of any employment agreement between Participant and Company, including, without limitation, the terms of any provisions prohibiting the use, disclosure or other misappropriation of the Company’s confidential and/or trade secret information; or

(g) Participant violates the terms of the Release referred to in Section 4.2(d) below.

IV. SEVERANCE BENEFITS

        4.1. Benefits. The severance benefit for Participants who are eligible for benefits under Section 3.1 and who have not lost eligibility under Section 3.2 as set forth in either subsection (a) or (b) below:

     (a) Regular Severance: The regular severance benefit shall be equal to six (6) months’ Salary, or if a Participant has been employed for less than six (6) months, one (1) months’ Salary for each month of service as a full-time Employee; or,

     (b)  Change of Control Severance. If a Participant is a member of the Company’s Corporate Management Committee at the time of a Change in Control and following the Change in Control, the Participant’s employment with the Company or a successor is terminated without Cause, or the Participant terminates his employment for Good Reason within sixty (60) days after he knows or should known of such Good Reason, the severance benefit available shall be, in lieu of the severance benefit described in subsection (a) above, equal to (i) twelve (12) months’ Salary or if a Participant has been employed for less than twelve (12) months, one (1) months’ Salary for each month of service as a full-time Employee, plus (ii) an annual bonus (the “Pro-Rated Bonus”) equal to the target annual bonus of the Participant for the year in which employment is terminated, based upon the Participant’s targeted bonus for that year, the Company’s achievement against the Company’s annual business plan through the quarter ending on or immediately prior the date employment terminates, the Participant’s performance during the pro-rated bonus period and other factors set forth in the Company’s Executive Bonus Plan) multiplied by a fraction, the numerator of which is the number of days elapsed in the year in which Participant’s employment terminates of and the denominator of which is three hundred sixty-five (365).

        (c) No Additional Benefits. This Plan does not provide for the continuation of any other Company benefits upon termination of employment. Accordingly, unless the terms of the relevant benefit plans provide otherwise, on the date a Participant’s employment terminates all benefits shall terminate, credited service under any pension plan sponsored by the Company or any of its subsidiaries or affiliates shall cease to accrue and all contributions to any plan, including without limitation any 401(k) plan, shall cease.

        4.2. Payment of Benefits.

     (a) Subject to Section 3.2, Section 4.2(b) and Section 4.3, severance benefits under Sections 4.1(a) and 4.1(b)(i) shall be paid to the Participant in equal semi-monthly installments in accordance with the Company’s regularly scheduled pay periods, without interest, commencing with the date that would have been the Participant’s next regular pay date provided such date is at least seven (7) days after Participant’s execution and delivery of the Release described in subsection (b) below, or if such pay date falls within such seven (7) day period, on the next scheduled pay date, and severance benefits under Section 4.1(b)(ii)shall be paid within thirty (30) days, but not sooner than seven (7) days, after Participant’s execution and delivery of the Release required by subsection (b) below, without interest.

     (b)  Severance benefits shall be conditioned upon: (i) the Participant’s remaining current on all of such Participant’s debts to the Company, including but not limited to amounts owing on the Participant’s Company charge account, if any; (ii) the Participant’s execution and delivery to the Administrator of a Severance and Release Agreement and the expiration of the seven (7) day right of revocation with respect to the thereto, in the form substantially similar to the form annexed hereto as Appendix B, which may be amended by the Administrator from time to time); and (iii) no loss of benefit eligibility pursuant to Section 3.2 .

        4.3. Mitigation. The benefits provided under this Article IV are the maximum benefits that the Company will pay under the Plan as a result of termination of employment. To the extent that a federal, state or local law requires the Company to make a payment to a Participant because of failure to provide sufficient notice of termination, the amount of benefits due under this Plan shall be reduced by the benefits required to be paid under such law. Further, the benefits payable under this Plan shall be the sole and exclusive benefit payable to a Participant upon termination of employment from the Company. No legal obligation is created by this Plan document to pay benefits greater than the benefit determined in accordance with the two preceding sentences.

        4.4. Death of Participant. In the event a Participant dies after payments have commenced but before completion of all payments under Section 4.1, the remaining payments shall be paid to his estate within ninety (90) days following the Administrator’s receipt of such documentation as it may require evidencing the Participant’s death.

        4.5. Documentation and Claim for Benefits. Normally, the Company shall inform a Participant of his eligibility for benefits hereunder, which case Participant will be presented with the Release referred to in Section 4.2(d) above. Any other Participant who believes he is eligible for benefits may file a claim for benefits by submitting to the Administrator a written request for benefits, pursuant to Section 5.9, below.

V. ADMINISTRATION

        5.1. Administrator. As defined in Section 3(16)(A) of ERISA, the Administrator of the Plan shall be the Compensation Committee of the Board, or such other person as the Board may from time to time designate. The Administrator shall be charged with the interpretation, administration and operation of the Plan.

        5.2. Delegation of Duties. The Administrator may delegate to any person or persons, severally or jointly, the responsibility for the preparation and filing of all disclosure material and reports which the Administrator is required to file by law, and the responsibility for the day to day operation of the Plan.

        5.3. Rules and Regulations. The Administrator, subject to the provisions of the Plan, may adopt such rules and regulations as he deems necessary to carry out the provisions of the Plan.

        5.4. Notice to Employees. The Administrator shall cause to be furnished to each Participant who so requests a copy of a summary of the Plan and any amendments thereto. Such summary shall set forth the Participant’s rights and duties with respect to the benefits available under the Plan. Any decisions of the Administrator respecting an Employee’s right to become a Participant or the right of a Participant to benefits under the Plan shall be furnished to the Employee or Participant in writing.

        5.5. Administrative Discretion. The Administrator shall have discretion to select Employees to become a Participant under the Plan (where upon such Employee’s name shall be added to Appendix A), to remove Employees as Participants under the Plan (where upon such Employee’s name shall be removed from Appendix A) and to make all determinations with respect to an Employee’s eligibility for benefits under this Plan. The Administrator shall have full power to interpret the terms of the Plan, and any decision it makes with respect to eligibility or ineligibility, and a Participant’s or his beneficiary’s rights or benefits shall be final and binding and shall be entitled to the maximum deference permitted by law. The Administrator shall be responsible for the ongoing administration of Plan benefits, including evaluation of the Participant’s continued entitlement to benefits, processing claims and paying benefits.

        5.6. Government Reports. The Administrator shall cause to be submitted annually to the Secretary of Labor and other required governmental agencies the reports and statements, if any, required under ERISA.

        5.7. Compensation and Expenses of Administrator. The Administrator shall serve without compensation for his services as such, but all expenses of the Plan and the Administrator shall be paid by the Company.

        5.8. Indemnification. The Company shall indemnify the Administrator and hold him harmless from any and all claims, losses, damages, expenses (including reasonable fees of counsel approved by the Company), and liability (including any reasonable amounts paid in settlement with the Company’s approval), arising from any act or omission of such Administrator except when the same is judicially determined to be due to the gross negligence or willful misconduct of such Administrator.

        5.9. Benefit Claims Procedure. In accordance with Section 503 of ERISA and the regulations of the Secretary of Labor prescribed thereunder:

     (a) All claims for benefits under this Plan shall be filed in writing with the Administrator in accordance with this Section 5.9, or as otherwise provided in written procedures which may be established by the Administrator.

     (b) The Administrator shall, within a reasonable period of time not to exceed ninety (90) days after receipt of a written claim for benefits, provide a written benefit determination to the claimant along with any information required by law or the procedures which may be established by the Administrator shall. If special circumstances require an extension of time for processing the claim, the Administrator shall furnish the claimant a written notice of such extension prior to the expiration of the 90-day period. The extension notice shall indicate the special circumstances requiring the extension and the date by which the plan expects to render the benefit determination, which date shall not be more than one hundred eighty (180) days after the Administrator’s receipt of the claim for benefits.

     (c) The claimant shall have a reasonable opportunity to appeal an adverse benefit determination to the Administrator, under which there will be a full and fair review of the claim and the adverse benefit determination. The claimant shall have sixty (60) days after his receipt of the adverse benefit determination within which to appeal the determination. The claimant may submit written comments, documents, records, and other information relating to the claim for benefits, and the Administrator shall take the same into account in conducting its review without regard to whether such information was submitted or considered in the initial benefit determination. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The Administrator will notify the claimant of the Plan’s benefit determination on review within a reasonable period of time, not to exceed sixty (60) days after receipt of the claimant’s request for review. If special circumstances require an extension of time for processing the claim, the Administrator shall furnish the claimant with a written notice of such extension prior to the expiration of the sixty (60)-day period. The extension notice shall indicate the special circumstances requiring the extension and the date by which the Plan expects to render the benefit determination, which date shall not be more than one hundred twenty (120) days after the Administrator’s receipt of the request for review.

VI. MISCELLANEOUS

        6.1. Right to Amend or Terminate.

     (a) The Company reserves the right to amend, modify or terminate the Plan, in whole or in part, at any time for any reason; provided, however, that any such amendment, modification or termination shall not detrimentally affect the right of any Participant to claim benefits under the provisions of Article IV if the Participant’s termination of employment occurred prior to the date of adoption by the Company of such amendment, modification or termination. No amendment or modification and no termination of the Plan shall be effective unless and until the action to be taken is set forth in a written document, which is ratified or approved by the Board. By adoption of the Plan, each subsidiary has delegated to the Board its right to adopt any amendment, modification or termination of the Plan, and to the Administrator the right to decide all matters affecting its Employees (subject to the foregoing provisions of this paragraph (a) limiting the Board’s authority to amend, modify or terminate the Plan . Each subsidiary adopting this Plan reserves the right to withdraw from further participation in this Plan at any time by action of its board of directors; provided, however, that any such withdrawal shall not detrimentally affect the right of any Participant to claim benefits under the provisions of Article IV if the Participant’s termination of employment occurred prior to the date of adoption by the board of directors of the subsidiary of such withdrawal.

     (b) Notwithstanding the provisions of paragraph (a) above, no amendment, modification or termination of the Plan that would detrimentally affect the rights of any Participant under the Plan may be adopted, and no withdrawal from the Plan by a subsidiary of the Company may be adopted, during a Potential Change in Control Period. A “Potential Change in Control Period” shall be any period in which the circumstances described in paragraph (i) or paragraph (ii) below exist (provided, however, that a Potential Change in Control Period shall cease to exist not later than the occurrence of a Change in Control):

     (i) The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, provided that a Potential Change in Control Period described in this paragraph (i) shall cease to exist upon the expiration or other termination of all such agreements.

     (ii) Any person (including the Company) publicly announces an intention to take or to consider taking actions the consummation of which would constitute a Change in Control; provided that a Potential Change in Control Period described in this paragraph (ii) shall cease to exist upon the withdrawal of such intention, or upon a reasonable determination by the Board that there is no reasonable chance that such actions would be consummated.

     (c)  Notwithstanding the provisions of paragraph (a) above, no amendment, modification or termination of the Plan that would detrimentally affect the rights of any Participant under the Plan may be adopted, and no withdrawal from the Plan by a subsidiary of the Company may be adopted, during the one hundred eighty (180) day period following a Change in Control.

        6.2. Benefits Payable from General Assets. Benefits payable hereunder shall be paid as needed solely from the general assets of the Company, to the extent available, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust account, insurance contracts or other asset of the Company which may be looked to for such payment.

        6.3. No Contract for Continued Services. The Plan shall not be construed as creating any contract for continued services between the Company and any Employee or Participant, and nothing herein contained shall give any Employee or Participant the right to be retained as an Employee of the Company or affect the Company’s right to terminate an Employee at any time for any reason. Nothing herein shall be deemed to amend, modify or delete the Company’s policy of at-will employment.

        6.4. Governing Law. This Plan shall be construed, administered and enforced in accordance with

ERISA.

        6.5. Definition of Words. Feminine pronouns shall be substituted for those of the masculine form, the plural shall be substituted for the singular, and vice-versa, in any place or places herein where the context may require such substitution or substitutions.

        IN WITNESS WHEREOF the Company has caused this instrument to be executed this 18th day of September 2003.

AAMES FINANCIAL CORPORATION

By:	___________________________ A. Jay Meyerson President and Chief Executive Officer

Appendix A

Participants of the
AAMES FINANCIAL CORPORATION
EXECUTIVE SEVERANCE PLAN
Amended and Restated as of September 18, 2003
As of September 18, 2003

Jim Downing, EVP Wholesale*
Jim Fullen, SVP Retail Credit Ops & NLC*
Patrick Gonyea, EVP, Human Resources*
Joseph Grimes, SVP, Strategic Initiatives*
John Kim, SVP, Capital Markets/Secondary Marketing*
Barry Levine, EVP & CIO*
John Madden, EVP & General Counsel*
Michael Matthews, EVP, Retail*
Audry Patterson, EVP Administrative Services*
Dan Relf, EVP, Loan Servicing*
Geoffrey F. Sanders, EVP & CCO*
Jon D. Van Deuren, SVP, Finance*

Mark Bragg, SVP, Loss Mitigation
Timothy Garrett, SVP, Central Regional Mgr
Ronald E. Holman, SVP, Default Management
Doug C. Johnson, SVP, Credit
Jennifer M. Lennon, SVP, Loan Servicing
Fred Mahintorabi, SVP & Director Financial Planning
Brian E. Reeder, SVP, Internal Audit
Lawrence Siegel, Jr., SVP, Southeast Regional Mgr

* Asterisk indicates member of the Corporate Management Committee

Appendix B

Form of Agreement and Release